Exhibit 99.1
OneSpan Reports Fourth Quarter and Full Year 2024 Financial Results
•Fourth quarter operating income was $11.8 million compared to $1.8 million in the fourth quarter of 2023; full year operating income was $44.8 million compared to an operating loss of $28.9 million for the full year 2023
•Fourth quarter revenue decreased 3% year-over-year to $61.2 million; full year revenue increased 3% year-over-year to $243.2 million
•Fourth quarter subscription revenue increased 32% year-over-year to $36.1 million; full year subscription revenue increased 31% year-over-year to $139.4 million
•Annual Recurring Revenue (ARR) increased 8% year-over-year to $167.7 million1
•Net Retention Rate (NRR) of 106%2
BOSTON, February 27, 2025 – OneSpan Inc. (NASDAQ: OSPN) today reported financial results for the fourth quarter and full year ended December 31, 2024.
“We ended the year with another strong quarter of subscription revenue growth, profitability and cash generation,” stated OneSpan CEO, Victor Limongelli. “With the improvements we have made to our operating profile over the last year, combined with planned disciplined investments and an ongoing focus on operational excellence, I believe we are in a strong position to drive efficient revenue growth and profitability over the long-term.”
Fourth Quarter 2024 Financial Highlights
•Total revenue was $61.2 million, a decrease of 3% compared to $62.9 million for the same quarter of 2023. Security Solutions revenue was $45.5 million, a decrease of 6% year-over-year. Digital Agreements revenue was $15.7 million, an increase of 8% year-over-year.
•ARR increased 8% year-over-year to $167.7 million.
•Gross profit was $45.3 million, or 74% gross margin, compared to $43.5 million, or 69% in the same period last year.
•Operating income was $11.8 million, compared to operating income of $1.8 million in the same period last year.
•Net income was $28.8 million, or $0.72 per diluted share, compared to net income of $0.4 million, or $0.01 per diluted share, in the same period last year. Non-GAAP net income was $9.7 million, or $0.24 per diluted share, compared to net income of $7.6 million, or $0.19 per diluted share in the same period last year.3
•Adjusted EBITDA was $19.8 million, compared to $11.2 million in the same period last year.3
•Cash and cash equivalents were $83.2 million at December 31, 2024 compared to $43.0 million at December 31, 2023.
Full Year 2024 Financial Highlights
•Total revenue was $243.2 million, an increase of 3% compared to $235.1 million for the same period of 2023. Security Solutions revenue was $182.2 million, a decrease of 1% year-over-year. Digital Agreements revenue was $61.0 million, an increase of 20% year-over-year.
•Gross profit was $174.6 million, or 72% gross margin, compared to $157.7 million, or 67% in the same period last year.
•Operating income was $44.8 million, compared to an operating loss of $28.9 million in the same period last year.
•Net income was $57.1 million, or $1.46 per diluted share compared to a net loss of $29.8 million, or $0.74 per diluted share in the same period last year. Non-GAAP net income was $51.5 million, or $1.32 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share in the same period last year.3
•Adjusted EBITDA was $72.5 million compared to $12.0 million in the same period last year.3

Financial Outlook
For the Full Year 2025, OneSpan expects:
•Revenue to be in the range of $245 million to $251 million.
•ARR to be in the range of $180 million to $186 million.
•Adjusted EBITDA to be in the range of $72 million to $76 million.
Quarterly Cash Dividend
On December 16, 2024, OneSpan announced that its Board of Directors had approved a regular quarterly cash dividend as part of the initiation of a recurring quarterly dividend program. The initial quarterly cash dividend of $0.12 per share was paid on February 14, 2025 to shareholders of record at the close of business on January 31, 2025.
Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, February 27, 2025, at 4:30 p.m. ET. During the conference call, Mr. Victor Limongelli, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the fourth quarter and full year 2024.

For investors and analysts accessing the conference call by phone, please refer to the press release dated January 15, 2025, announcing the date of OneSpan’s fourth quarter and full year 2024 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Annual Report on Form 10-K for the year ended December 31, 2024 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.
About OneSpan
OneSpan provides secure authentication, identity, electronic signature and digital workflow solutions that protect and facilitate digital transactions and agreements. The Company delivers products and services that automate and secure customer-facing and revenue-generating business processes for use cases ranging from simple transactions to workflows that are complex or require higher levels of security. Trusted by global blue-chip enterprises, including more than 60% of the world’s 100 largest banks, OneSpan processes millions of digital agreements and billions of multi-factor authentication transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on X (Twitter) or visit us on LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2025 financial guidance, our plans to make disciplined investments, continue our focus on operational excellence, and drive efficient revenue growth and profitability over the long-term and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; unintended costs and consequences of our cost reduction and restructuring actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, or employee turnover; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, tariffs or trade disputes, and political instability; claims that we have infringed the intellectual property rights of others; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.
Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue
Product and license	$33,203	$35,387	$132,078	$130,848
Services and other	27,968	27,541	111,101	104,258
Total revenue	61,171	62,928	243,179	235,106

Cost of goods sold
Product and license	8,385	12,346	36,732	48,676
Services and other	7,494	7,116	31,871	28,715
Total cost of goods sold	15,879	19,462	68,603	77,391

Gross profit	45,292	43,466	174,576	157,715

Operating costs
Sales and marketing	10,972	13,847	44,546	70,235
Research and development	8,290	8,734	32,423	38,420
General and administrative	13,100	14,229	46,007	58,267
Restructuring and other related charges	539	4,235	4,444	17,311
Amortization of intangible assets	585	604	2,351	2,353
Total operating costs	33,486	41,649	129,771	186,586

Operating income (loss)	11,806	1,817	44,805	(28,871)

Interest income, net	561	415	1,807	2,090
Other income (expense), net	1,168	(874)	(125)	(532)

Income (loss) before income taxes	13,535	1,358	46,487	(27,313)
(Benefit) provision for income taxes	(15,253)	917	(10,595)	2,486

Net income (loss)	$28,788	$441	$57,082	$(29,799)

Net income (loss) per share
Basic	$0.74	$0.01	$1.49	$(0.74)
Diluted	$0.72	$0.01	$1.46	$(0.74)

Weighted average common shares outstanding
Basic	38,836	39,716	38,387	40,193
Diluted	39,887	40,095	39,085	40,193

OneSpan Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$83,160	$43,001
Restricted cash	171	529
Accounts receivable, net of allowances of $1,600 in 2024 and $1,536 in 2023	56,229	64,387
Inventories, net	10,792	15,553
Prepaid expenses	6,547	6,575
Contract assets	8,687	5,139
Other current assets	9,479	11,159
Total current assets	175,065	146,343
Property and equipment, net	20,966	18,722
Operating lease right-of-use assets	7,725	6,171
Goodwill	92,365	93,684
Intangible assets, net of accumulated amortization	7,481	10,832
Deferred income taxes	20,516	1,721
Other assets	14,616	11,718
Total assets	$338,734	$289,191
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$13,310	$17,452
Deferred revenue	67,465	69,331
Accrued wages and payroll taxes	13,793	14,335
Short-term income taxes payable	4,403	2,646
Dividend payable	4,765	—
Other accrued expenses	6,339	10,684
Deferred compensation	200	382
Total current liabilities	110,275	114,830
Long-term deferred revenue	3,390	4,152
Long-term lease liabilities	6,932	6,824
Deferred income taxes	3,680	1,067
Other long-term liabilities	1,927	3,177
Total liabilities	126,204	130,050
Commitments and contingencies
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2024 and 2023	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 41,782 and 41,243 shares issued; 38,058 and 37,519 shares outstanding at December 31, 2024 and 2023	38	38
Additional paid-in capital	122,534	118,620
Treasury stock, at cost, 3,724 shares outstanding at December 31, 2024 and 2023	(47,380)	(47,377)
Retained earnings	151,256	98,939
Accumulated other comprehensive loss	(13,918)	(11,079)
Total stockholders' equity	212,530	159,141
Total liabilities and stockholders' equity	$338,734	$289,191

OneSpan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$57,082	$(29,799)
Adjustments to reconcile net income (loss) from operations to net cash used in operations:
Depreciation and amortization of intangible assets	8,364	6,479
Write-off of intangible assets	804	—
Write-off of property and equipment, net	1,081	3,183
Impairment of inventories, net	—	143
Deferred tax (benefit) expense	(16,156)	118
Share-based compensation	8,955	14,252
Provision for credit losses, net	64	(65)
Changes in operating assets and liabilities:
Accounts receivable	6,855	1,571
Inventories, net	4,079	(3,275)
Contract assets	(5,669)	(574)
Accounts payable	(3,854)	(253)
Income taxes payable	1,782	(2,367)
Accrued expenses	(4,149)	(1,531)
Deferred compensation	(182)	9
Deferred revenue	(1,647)	2,015
Other assets and liabilities	(1,742)	(641)
Net cash provided by (used in) operating activities	55,667	(10,735)

Cash flows from investing activities:
Maturities of short-term investments	—	2,330
Additions to property and equipment	(9,245)	(12,484)
Additions to intangible assets	(60)	(59)
Cash paid for acquisition of business	—	(1,800)
Net cash (used in) provided by investing activities	(9,305)	(12,013)

Cash flows from financing activities:
Contingent payment related to acquisition	(200)	—
Tax payments for restricted stock issuances	(5,041)	(2,939)
Repurchase of common stock, net of excise tax	(3)	(29,155)
Net cash used in financing activities	(5,244)	(32,094)

Effect of exchange rate changes on cash	(1,317)	997

Net increase (decrease) in cash	39,801	(53,845)
Cash, cash equivalents, and restricted cash, beginning of period	43,530	97,375
Cash, cash equivalents, and restricted cash, end of period	$83,331	$43,530

Operating Segments
We report our financial results under the following two lines of business, which are our reportable operating segments: Security Solutions and Digital Agreements.
•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs), and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are on-premises and, to a lesser extent, cloud software products, and include multi-factor authentication and transaction signing solutions, such as mobile application security and mobile software tokens.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature, OneSpan Notary, and Identity Verification.
Segment operating income (loss) consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing expenses, research and development expenses, general and administrative expenses, restructuring and other related charges, and amortization of intangible assets expense that are incurred directly by a segment. Sales and marketing and research and development expenses were deemed significant segment expenses. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment.
Segment and consolidated operating results (unaudited):

	Three Months Ended December 31, 2024
(In thousands)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$45,459	$15,712	$—	$61,171
Cost of goods sold	11,211	4,666	2	15,879
Gross profit	34,248	11,046	(2)	45,292

Gross margin	75%	70%	*	74%

Sales and marketing	6,304	3,718	950	10,972
Research and development	4,191	3,999	100	8,290
Other segment items (3)(5)	460	715	13,049	14,224
Operating (loss) income (4)(6)	23,293	2,614	(14,101)	11,806

Interest income, net				561
Other income (expense), net				1,168
Income (loss) before income taxes				$13,535

	Three Months Ended December 31, 2023
(In thousands)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$48,429	$14,499		$62,928
Cost of goods sold	15,865	3,597	—	19,462
Gross profit (2)	32,564	10,902	—	43,466

Gross margin	67%	75%	*	69%

Sales and marketing	7,149	5,647	1,051	13,847
Research and development	3,992	4,542	200	8,734
Other segment items (3)(5)	1,060	1,418	16,590	19,068
Operating (loss) income (4)(6)	20,363	(705)	(17,841)	1,817

Interest income, net				415
Other income (expense), net				(874)
Income (loss) before income taxes				$1,358

	Year Ended December 31, 2024
(In thousands)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$182,187	$60,992	$—	$243,179
Cost of goods sold	49,319	19,281	3	68,603
Gross profit (1)	132,868	41,711	(3)	174,576

Gross margin	73%	68%	*	72%

Sales and marketing	24,684	15,658	4,204	44,546
Research and development	16,132	16,117	174	32,423
Other segment items (3)(5)	1,990	4,321	46,491	52,802
Operating income (loss) (4)(6)	90,062	5,615	(50,872)	44,805

Interest income, net				1,807
Other income (expense), net				(125)
Income (loss) before income taxes				$46,487

	Year Ended December 31, 2023
(In thousands)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$184,181	$50,925	$—	$235,106
Cost of goods sold	64,207	13,183	1	77,391
Gross profit (2)	119,974	37,742	(1)	157,715

Gross margin	65%	74%	*	67%

Sales and marketing	35,356	31,566	3,313	70,235
Research and development	18,894	18,687	839	38,420
Other segment items (3)(5)	5,534	6,014	66,383	77,931
Operating (loss) income (4)(6)	60,190	(18,525)	(70,536)	(28,871)

Interest income, net				2,090
Other income (expense), net				(532)
Income (loss) before income taxes				$(27,313)

(1) Digital Agreements gross profit includes an intangible asset write-off of $0.8 million and an internal capitalized software write-off of $0.7 million for the year ended December 31, 2024.
(2) Security Solutions gross profit includes $1.6 million of inventory impairments incurred throughout 2023 related to discontinuation of investments in our Digipass CX product, of which $1.4 million was reversed in the quarter ended December 31, 2023.
(3) Security Solutions other segment items includes general and administrative expense, restructuring and other related charges, and amortization of intangibles for the three months and years ended December 31, 2024 and 2023.
(4)    Security Solutions operating income includes total amortization and depreciation expense of $0.3 million and $0 for the three months ended December 31, 2024 and 2023, respectively, and $0.9 million and $0 of total amortization and depreciation expense for the years ended December 31, 2024 and 2023, respectively.
Security Solutions operating income includes $2.0 million and $5.5 million of restructuring and other related charges for the years ended December 31, 2024 and 2023, respectively.
(5) Digital Agreements other segment items includes general and administrative expense, restructuring and other related charges, and amortization of intangibles for the three months and years ended December 31, 2024 and 2023.
(6)    Digital Agreements operating income includes total amortization and depreciation expense of $1.6 million and $0.6 million for the three months ended December 31, 2024 and 2023, respectively, and $6.2 million and $3.7 million for the years ended December 31, 2024 and 2023, respectively.
Digital Agreements operating income includes $1.7 million and $3.7 million of restructuring and other related charges for the years ended December 31, 2024 and 2023, respectively.
Revenue by major products and services (unaudited):

	Three Months Ended December 31,
	2024		2023
(In thousands)	Security Solutions	Digital Agreements	Security Solutions	Digital Agreements
Subscription	$20,913	$15,207	$14,065	$13,245
Maintenance and support	9,217	415	10,326	1,022
Professional services and other (1)	891	90	1,423	232
Hardware products	14,438	—	22,615	—
Total Revenue	$45,459	$15,712	$48,429	$14,499

	Year Ended December 31,
	2024		2023
(In thousands)	Security Solutions	Digital Agreements	Security Solutions	Digital Agreements
Subscription	$80,555	$58,848	$60,550	$45,886
Maintenance and support	38,342	1,736	42,240	4,143
Professional services and other (1)	4,439	408	5,425	896
Hardware products	58,851	—	75,966	—
Total Revenue	$182,187	$60,992	$184,181	$50,925
(1)Professional services and other includes perpetual software licenses revenue, which was immaterial for both the three months and year ended December 31, 2024, and approximately 1% of total revenue for both the three months and year ended December 31, 2023.

Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.
These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In thousands)	2024	2023	2024	2023
Net income (loss)	$28,788	$441	$57,082	$(29,799)
Interest income, net	(561)	(415)	(1,807)	(2,090)
(Benefit) provision for income taxes	(15,253)	917	(10,595)	2,486
Depreciation and amortization of intangible assets (1)	2,278	1,955	8,364	6,479
Long-term incentive compensation (2)	2,814	4,136	9,172	14,562
Restructuring and other related charges (3)	609	4,235	6,063	17,311
Other non-recurring items (4)	1,163	(112)	4,223	3,048
Adjusted EBITDA	$19,838	$11,157	$72,502	$11,997
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $1.0 million and $3.4 million for the three months and year ended December 31, 2024, respectively, and $0.8 million and $1.5 million for the three months and year ended December 31, 2023, respectively. Costs are recorded in "Services and other cost of goods sold" on the consolidated statements of operations.
(2) Long-term incentive compensation includes share-based compensation and cash incentive grants awarded to employees located in jurisdictions where we do not issue share-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million for both the three months ended December 31, 2024 and 2023, and $0.2 million and $0.3 million for the years ended December 31, 2024 and 2023, respectively.
(3) Includes write-offs of intangible assets and property and equipment, net, of $0.8 million and $1.0 million, respectively, for the year ended December 31, 2024 and $0 for both the three months and year ended December 31, 2023. Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million for the three months and year ended December 31, 2024, respectively, and $0 for both the three months and year ended December 31, 2023. These charges are recorded in "Services and other cost of goods sold" on the consolidated statements of operations.
(4) For the three months ended December 31, 2024 other non-recurring items consist of $1.2 million and of fees related to non-recurring projects. For the three months ended December 31, 2023, other non-recurring items consist of an inventory write-off reversal of $1.4 million, offset by $1.4 million of fees related to non-recurring items, primarily severance payable to our former chief executive officer.
For the year ended December 31, 2024, other non-recurring items consist of $4.2 million of fees related to non-recurring projects. For the year ended December 31, 2023, other non-recurring items consist of $1.6 million of fees related to non-recurring projects and our acquisition of ProvenDB, and $1.4 million of fees related to non-recurring items, primarily severance payable to our former chief executive officer.
Non-GAAP Net Income (Loss) and Non-GAAP Net Income Per Diluted Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share as net income (loss) or net income (loss) per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, certain other non-recurring items, and one-time tax benefit adjustments. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items (including one-time strategic action costs and non-recurring shareholder matters) and one-time tax benefit adjustments, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.
We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income (Loss) to Non-GAAP Net Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$28,788	$441	$57,082	$(29,799)
Amortization of intangible assets (1)	625	725	2,592	2,755
Long-term incentive compensation (2)	2,814	4,136	9,172	14,562
Restructuring and other related charges (3)	609	4,235	6,063	17,311
Other non-recurring items (4)	1,163	(112)	4,223	3,048
One-time tax benefit adjustments (5)	(23,217)	—	(23,217)	—
Tax impact of adjustments (6)	(1,042)	(1,797)	(4,410)	(7,535)
Non-GAAP net income	$9,740	$7,628	$51,505	$342

Non-GAAP net income per share	$0.24	$0.19	$1.32	$0.01

Shares	39,887	40,095	39,085	40,833
(1)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of less than $0.1 million and $0.2 million for the three months and year ended December 31, 2024, respectively, and $0.1 million and $0.4 million for the three months and year ended December 31, 2023, respectively. Costs are recorded in "Services and other cost of goods sold" on the consolidated statements of operations.
(2)Long-term incentive compensation includes share-based compensation and cash incentive grants awarded to employees located in jurisdictions where we do not issue share-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million for both the three months ended December 31, 2024 and 2023, and $0.2 million and $0.3 million for the years ended December 31, 2024 and 2023, respectively.
(3)Includes write-offs of intangible assets and property and equipment, net, of $0.8 million and $1.0 million, respectively, for the year ended December 31, 2024 and $0 for both the three months and year ended December 31, 2023. Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million, for the three months and year ended December 31, 2024, respectively, and $0 for both the three months and year ended December 31, 2023. These charges are recorded in "Services and other cost of goods sold" on the consolidated statements of operations.
(4)See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.
(5)Includes a one-time tax benefit for a change in the valuation allowance, a worthless stock deduction and an intra-entity asset transfer of certain intellectual property.
(6)The tax impact of adjustments is calculated as 20% of the adjustments in all periods.
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Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com